Exhibit 99.1

Bronco Drilling Company, Inc. Announces Closing of its

Offering of Common Stock

OKLAHOMA CITY, March 29, 2006 (BUSINESS WIRE)— Bronco Drilling Company, Inc., a Delaware corporation (Nasdaq/NM:BRNC), announced the closing of its offering on March 29, 2006, of a total of 3,450,000 shares of common stock at a price of $22.75 per share. In the offering, a total of 1,700,000 shares were sold by the Company and 1,750,000 shares were sold by the selling stockholder. The offering included a total of 450,000 shares purchased pursuant to the underwriters’ overallotment option granted by the selling stockholder, which was exercised in full on March 27, 2006. The Company did not receive any proceeds from the offering and sale of shares by the selling stockholder.

The Company intends to use the net proceeds it receives from the offering to repay outstanding borrowings under its revolving credit facility.

Jefferies & Company, Inc. and Johnson Rice & Company L.L.C. were joint book-running managers for the offering. Raymond James & Associates, Inc. and Fortis Securities LLC served as co-managers. Copies of the prospectus relating to the offering may be obtained from the offices of Jefferies & Company, Inc. at 520 Madison Avenue, New York, NY 10022.

Bronco Drilling Company, Inc., headquartered in Oklahoma City, Oklahoma, is a provider of contract land drilling services to oil and natural gas exploration and production companies.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

CONTACTS:	Bronco Drilling Company, Inc. D. Frank Harrison 405-242-4459 Zachary M. Graves 405-242-4435